February 27, 2023

Jeffrey Doctoroff
Via email: [_____________]

Dear Jeff,

We are pleased to confirm your promotion to the position of Executive Vice President, General Counsel and Corporate Secretary, reporting to Dale White, President and Chief Executive Officer. Effective February 25, 2023 and in accordance with approval by the Compensation Committee of the Board of Directors (the “Board”) of MultiPlan Corporation (together with its subsidiaries, the “Company” or “MultiPlan”): (i) your rate of pay will be increased to $15,576.92 per pay period (annualized at $405,000); and (ii) you will continue to be eligible to participate in the MultiPlan incentive compensation plan for senior executives, however, your target bonus percentage shall be increased to 70% starting in 2023.

Your eligibility to receive equity compensation on an annual basis under our equity incentive plan shall not change.

You will continue to be eligible for benefits as provided for full-time employees; provided, however, that upon a termination of your employment by MultiPlan without “cause”, you shall be entitled to nine months’ salary continuation and payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of: (a) 18 months following the termination date; and (b) the date you obtain other employment that offers group health benefits.

For purposes of this letter, MultiPlan shall have “cause” to terminate your employment within 120 days of Board’s knowledge of: (i) the Board’s good faith determination that you failed to carry out, or comply with, in any material respect, any lawful directive of the Board or the Chief Executive Officer consistent with the terms of this letter; (ii) your conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude (excluding vehicular offenses); (iii) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities under this letter; (iv) your commission of an act of fraud, embezzlement, misappropriation, or material breach of fiduciary duty against the Company; or (v) your commission of an act of misconduct that has caused or could reasonably be expected to cause material harm to the business and reputation of the Company.

Your employment is considered employment at will. This means employment is not defined for a specific time, rather either you or MultiPlan may terminate the employment relationship at any time with or without notice and with or without cause, subject to the terms of this letter.

Please indicate your acceptance of this offer by returning a hand signed or e-signed copy of this letter via email.

Congratulations on this well-earned promotion!

Sincerely,

/s/ Dale White
Dale White
President and Chief Executive Officer

Accepted: /s/ Jeffrey Doctoroff                  Date: 2/28/2023
Jeffrey Doctoroff